Exhibit 16.1


Marcum & Kliegman, LLP
655 Third Avenue
16th Floor
New York, NY 10017

March 7, 2006

Dear Mr. Conigliaro:

      The letter shall confirm that the engagement of your firm is terminated. This termination and the engagement of Moore Stephens Wurth Frazer and Torbet, LLP as our new independent auditors were approved by our full Board of Directors.

      Your firm is hereby authorized to respond fully to the inquiries of Moore Stephens Wurth Frazer and Torbet, LLP.

      Our counsel will be preparing the Form 8-K which will be due March 13, 2006. You will be provided with a copy of the disclosures that we will be making in response to Item 304(a) of Regulation S-B. Please furnish us with a letter addressed to the Securities and Exchange Commission as to whether you agree with the statements made by us herein.




                                                Very truly yours,


                                                Lounsberry Holdings III, Inc.

                                                By: /s/ Meiyi Xia
                                                ------------------------------
                                                Name:     Meiyi Xia
                                                Title:    President